Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 10, 2006, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the 2005 Annual Report of The Bancorp Inc. and its subsidiary on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of The Bancorp Inc. and its subsidiary on Forms S-8 (File No. 333-124338 and File No. 333-124339, effective April 26, 2005 and File No. 333-130709, effective December 27, 2005).

/s/ Grant Thornton

Philadelphia, Pennsylvania

March 10, 2006